Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

Transcript of
WidePoint Corporation
First Quarter 2019 Earnings Call
May 14, 2019

Exhibit 99.1

Participants
Jin Kang - President and Chief Executive Officer
Jason Holloway - Chief Sales and Marketing Officer
Ian Sparling - President Chief Executive Officer of Software Communications and WidePoint's Interim Chief Financial Officer

Analysts
Michael Crawford - B. Riley FBR, Inc.
William Gibson - ROTH Capital Partners

Presentation

Operator
Good afternoon. Welcome to WidePoint's First Quarter 2019 Earnings Conference Call. My name is Devon, and I'll be your operator for today's call. Joining us for today's presentation is WidePoint's President and CEO, Jin Kang; Chief Sales and Marketing Officer, Jason Holloway; and President and CEO of Software Communications and WidePoint's Interim CFO, Ian Sparling. Following their remarks, we will open the call for questions from WidePoint's publishing analysts and major institutional investors. If your questions were not taken today and you would like additional information, please contact WidePoint’s Investor Relations team at wyy@gatewayir.com.

Before we begin the call, I would like to provide WidePoint's Safe Harbor statement that includes cautions regarding the forward-looking statements made during today's call. The matters discussed in this conference call may include forward-looking statements regarding future events and the future performance of WidePoint Corporation that involve risks and uncertainties that could cause actual results to differ materially from those anticipated. These risks and uncertainties are described in the Company's Form 10-K filed with the Security and Exchange Commission. Finally, I would like to remind everyone that this call will be made available for replay via a link in the Investor Relations section of the Company's website at www.widepoint.com.

Now I would like to turn the call over to WidePoint's President and CEO, Mr. Jin Kang. Thank you, sir. You may begin.

Jin Kang - President and Chief Executive Officer
Thank you, operator, and good afternoon to you all. Thank you for joining us today to review our financial results for the first quarter 2019. Thanks to the success of prior quarters, Q1 was a strong start to what we believe will be a solid year for our business. From a financial perspective, the quarter was highlighted by a 9% increase in revenues to $21.9 million and a 20% increase in gross profit to $4.3 million compared to the same quarter in 2018, which demonstrates the leverage we are developing in our operating model.

Additionally, our adjusted EBITDA improved by approximately $900,000 to $1 million in the first quarter of 2019 compared to the same quarter in 2018, marking our seventh consecutive quarter of positive adjusted EBITDA. However, what we're most proud of this quarter is that we were GAAP net income profitable for the first time in many years. Our net income for Q1 was approximately $380,000, an improvement of more than $800,000 from a loss of $462,000 in the first quarter of last year.

Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

Since this team took charge of the business less than two years ago, one of our primary goals has been to become and to sustain GAAP profitability. Profitability has been one of our primary goals for the past two years. And until Q1 2019, it remained elusive. For those of you who are new to the story, it may be difficult to empathize with this achievement. But for our long-term shareholders and those of us who have been invested for years and weathered the storm over the past several years, it is a significant achievement.

As many of you know, we were extremely close to achieving that goal in the prior quarter. But due to a one-time out-of-period adjustment for a deferred tax liability in Q4 of last year, we unfortunately fell short of that mark. We are therefore extremely pleased to achieve a positive net income for the first quarter this year. And not only that, but we see this trend continuing throughout 2019.

It is clear that our Trusted Mobility Management, or TM2 strategy, is beginning to bear fruit in the form of GAAP net income profitability. We are confident that the changes we have made and the leverage we are realizing in our operating model as we improve our margins and continue to streamline the business will ensure that WidePoint is sustainably profitable over the long run.

The net income we achieved in Q1 was a big milestone for our team as it represents the official closing of the turnaround chapter in our story. We spent much of the past two years focused on stabilizing the business and driving toward GAAP profitability as we work to steadily grow the topline. Now that we have achieved these goals, we can move to the next chapter in our company's trajectory. We are now in the position to focus our attention on more aggressively growing the topline.

In a few moments, I'll turn the call over to Jason, who will speak about the progress of our sales and marketing efforts. But before I do, I'll describe for you the strategic initiatives and structural changes that have occurred in the recent months and how they fit into our TM2 strategy and path forward.

Those of you, who are familiar with our business and our industry, understand by now the importance of credentials, certifications and accreditations. In the government space, it will be impossible to have a seat at the table let alone actually win new business without the proper credentials. Much of the same is true in the private sector. WidePoint maintains one of the strongest and the most comprehensive list of certifications and credentials in the entire industry. This serves as a major competitive advantage when combined with our industry-leading products and service offerings.

If a customer has a choice between our solutions, which are certified and trusted by the federal government, and our competitors, which frequently lacks the same stamp of approval, the customer's decisions become much easier to make and is much more likely to fall in our favor because of our credentials. We made significant progress in bolstering our credentials and improving our compliance with various government organizations in 2018, and the start of 2019 was no different. I'm pleased to report that in the first quarter of 2019, we successfully moved our system onto the GovCloud.

I'll go into the details of this certification and its role in our long-term strategy later in today's call. For the time being, file it in the back of your mind that this is a critical step to becoming FedRAMP or Federal Risk and Authorization Management Program certified, which brings with it a whole host of additional competitive advantages. We are pleased by the progress we made in both improving our credentials and products. But the reality is that it requires much more in great products and a solid strategy to operate and grow a business. It also requires great people to implement and execute the strategy, to sell the products effectively and to ensure the company is structured efficiently.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

There is an intangible factor that doesn't appear in our financial statements that I believe is one of our greatest assets this Company has, its people. As I'm sure you're all aware, we are currently undergoing a CFO transition. Kito Mussa, who has served as our CFO since December of 2017, will transition out of the Company as of May 15. He was instrumental in helping us turn our business around, and we're very grateful for the work he accomplished here. He was a dynamic member of this team and we wish him all the best in his future endeavors.

While we are in the midst of searching for a new CFO, Ian Sparling, President and CEO of our Soft-ex subsidiary, has stepped in and taken over the role of Interim CFO. Ian has been the CEO of Soft-ex since 2005. In addition to the quality leadership Ian has shown in his current role, Ian came to us with significant financial experience. Prior to taking the helm as the CEO of Soft-ex, Ian served as the Company's CFO.

He also worked as a Group Financial Controller at a large publicly traded European industrial holding company and was part of the assurance team at PricewaterhouseCoopers or PwC. Ian is also a fellow of the Institute of Charter Accountants and has acted as a Board adviser to a number of publicly traded Irish companies. Ian is an incredibly qualified and capable individual, and we are very happy to have him now serving as our Interim CFO. He will provide the financial highlights later on in this call. While Ian's focus shifts to prioritize his work as Interim CFO, his normal responsibilities at Soft-ex are being shared among several capable managers who have risen to the occasion and are currently doing an excellent job with the additional workload.

While the intricacies and details of our corporate structure are beyond the scope of today's call, what is critically important to recognize is the resiliency of our organization. We're very fortunate to have such incredible depth and breadth of talent at WidePoint. I'm grateful to have the opportunity to highlight that aspect of our business to our investment community. This depth and breadth of our bench is ultimately responsible for the improving financial performance we've seen over the past several quarters and years.

I will now turn the call over to Jason, who will discuss the detail of some of our recent new contracts as well as provide general updates to our sales and marketing strategy. Ian will then follow with details of our financial performance in his prepared remarks. Afterwards, I will come back to discuss our 2019 strategy in more detail and then open the call to your questions. Please go ahead, Jason.

Jason Holloway - Chief Sales and Marketing Officer
Thank you, Jin. Operationally, the first quarter of 2019 was a very productive quarter for us at WidePoint. On our last call, we took a fairly deep dive into the nuances of our sales and marketing strategy and how all the contracts we won in the first quarter fit into that strategy. So today, I'll spare you some of those details. However, I do want to reiterate something Jin said earlier, which is that the primary goal for our sales team in 2019 is to more aggressively grow the topline.

We are pursuing new business through both our internal channels, which we bolstered in January by adding new sales members, and our partnerships with large systems integrators will continue to remain a vital component to our strategy. The partnership we announced with Leidos on the NASA Nest contract to provide Managed Mobility Services and the additional work that we are continuing to pursue with our various systems integrators should produce positive outcomes.

As a reminder, these partnerships enable us to operate a leaner and more efficient salesforce as we're able to leverage the existing sales teams of the systems integrators. They also provide us with an opportunity to establish new relationships with potential customers and new markets that otherwise would be more challenging for us to penetrate on our own.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

I do want to be clear that while we're being more aggressive, we're acting in a very strategic and calculated manner. And we do that by going after and winning contracts that expand our managed services revenue. The task order with the U.S. Customs and Border Protection we secured in Q1 is one of the recent examples of a high-margin contract we have won. As a reminder, under this agreement, CBP increased funding by 50% for the management of up to 45,000 devices from 30,000, signaling to other players in both the government and the commercial space that our products are of great value to the organizations.

Another example is the more recent amalgamation of contract wins we announced in April for TM2 contracts that totaled $1.3 million in revenues. Due to NDAs, I'm limited in what I can say about the specifics of each of these contracts. However, two examples include a global fast food company and a pilot program for a health care leader. It's a diverse list, which provides me with an opportunity to explain a concept frequently glossed over by people new to our story.

When we discussed Trusted Mobility Management, the word mobile causes people to assume that we specialize in mobile devices, just like the use of the word telecom causes people to associate us with landlines. And while we certainly do work with these assets, our products and solutions are applicable to a much larger set of assets. When we talk about managing and securing mobile devices, we are referring to anything with an IP address. Of course, that could be a mobile phone or tablet, but it also includes any IoT device such as autonomous vehicles, home protection systems, infant monitors, pacemakers and even vending machines.

The point I'm trying to make is anything IP-based must be managed and secure because they are susceptible to hacking. We have opportunities in our sales pipeline related to our TM2 solutions in various stages of completion, and we will provide updates when we have something more material to report. The reality is that the TM2 framework we’ve created enables our solutions to be incredibly sticky and applicable to a broad range of industries and devices. The prospects and opportunities for TM2 really are immense, and that's primarily why the rest of the team and I are here. There's a lot of potential for WidePoint, and the team and I are excited to have the opportunity to work to realize that potential.

In addition to focusing on new high-margin business, we are still successfully cross-selling to current customers as evidenced by our contract announced in Q1 with CNA. CNA was already a long-time Identity Management customer. As part of our upselling and cross-selling initiatives, we were able to expand our service offerings to include wireless and wireline telecom management. The third component to our sales initiative is to renegotiate legacy contracts to make them more profitable. It's only possible to do that when a contract comes up for recompete.

We have several contracts up for recompete this year, the largest of which is our contract with DHS. Now there's always some degree of uncertainty with any recompete, but we actually do each recompete in a very positive light. Due to the good standing we have with our clients, the quality of service we provide and the competitive advantages we maintain form the moat that is TM2. We're cautiously optimistic that we will be able to rewin and to renegotiate several of these contracts with more favorable terms for our business and our shareholders. We'll have more specific updates later in the year.

The sales team has been working as diligently as ever. We're on the road constantly and due to the successes we have seen in the past quarter and the current state of our pipeline, which remains healthy and robust, we remain optimistic about our prospects for the rest of the year. I truly believe our focused and aggressive approach towards sales and managing the systems integrators is really starting to show some measurable results, and I look forward to providing more updates on the next call.

With that, I will hand the call over to Ian.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

Ian Sparling - President Chief Executive Officer of Software Communications and WidePoint's Interim Chief Financial Officer
Thank you, Jason. It's a pleasure to have this opportunity to speak with you all today. As outlined in our press release, we started the year with improved revenues, improved gross profit margins, achieved GAAP profitability for the first time since Q3 2013 and produced positive adjusted EBITDA.

Turning to our three months results for the first quarter ended March 31, 2019, our revenue increased 9% to $21.9 million from $20.1 million last year driven by 10% growth in managed services and 21% growth in carrier services. Our managed service revenues increased due to expansions with existing government and commercial customers as well as an increase in sales of accessories to government customers.

Carrier services revenues increased primarily due to the implementation of the U.S. Coast Guard contract. Our gross profit increased 20% to $4.3 million from $3.6 million last year, and this is principally attributed to the expansion of our current contracts with higher margin revenue relative to our upselling and cross-selling efforts and new contract wins with higher margins.

Operating expenses decreased by 5% to $3.8 million from $4 million last year, driven by savings realized from our 2017 and 2018 restructuring actions. GAAP net income was approximately $380,000 compared to a loss of approximately $460,000 last year. And this represents a year-over-year improvement of nearly $840,000.

On a non-GAAP basis, adjusted EBITDA for the first quarter 2019 increased to approximately $1 million from $100,000 last year. In Q1, we implemented for the first time the new FASB accounting guidance on leases. We elected to apply the policy at the date of adoption and not to adjust comparative periods. And as a result, there was a negative impact of $42,000 in quarter one on net income and a positive effect on non-GAAP adjusted EBITDA relative to the prior year of approximately $160,000. As Jin mentioned earlier, the first quarter marked our seventh consecutive quarter of positive adjusted EBITDA and it also represents one of the strongest quarters in our company's history.

Shifting focus to the balance sheet. We exited the first quarter with $4.6 million in cash, net working capital of $3.9 million and approximately $5 million available to draw down on our credit facility. In addition, adoption of new policy on leases has led to the generation of immaterial assets and associated liabilities within the balance sheet, the details of which may be found in the 10-Q. At the present time, our cash reserves remain stable, and we expect them to steadily improve with each quarter of positive performance.

Before I turn it back over to Jin, I'd like to reiterate that we believe we continue to build upon the financial strength of WidePoint in a manner consistent with that already demonstrated over the last seven quarters. We remain excited about the future prospects and we'll continue to work hard to meet our financial goals. This completes my financial summary. For a more detailed announcement of our financial results, please reference our Form 10-Q, which is filed prior to this call.

So with that, I'd like to turn it back over to Jin.

Jin Kang - President and Chief Executive Officer
Thank you, Ian, and thank you, Jason. As our financial results demonstrate, Q1 2019 was another successful quarter for WidePoint as we retained and expanded key customer relationships and closed and implemented new customer contracts. One of our goals I highlighted at the end of Q4's call was to receive GovCloud approval for ITMS, our Intelligent Telecommunication Management System, and to receive a FedRAMP certification thereafter.

I'm very pleased to report that in Q1, we succeeded in moving our solution on to the GovCloud. This is a big milestone and a first for our industry and it places our TM2 solution that much further ahead of our competition.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

The GovCloud platform provides government customers and their partners the flexibility to architect secure cloud solutions that meet federal government information technology requirements. It's a key first step in the pursuit of ultimately receiving a FedRAMP certification. FedRAMP is a federal government live [ph] program that provides a standard approach to security assessments, authorizations and continuous monitoring for cloud products and services.

FedRAMP has become the new standard for government-wide cloud-based IT solutions. Receiving the certification is no easy task. There are many hoops to jump through and it could take up to two years to go through the entire accreditation process. However, we believe that WidePoint is uniquely positioned to meet the accreditation requirements and should also be able to expedite the accreditation process as our TM2 solutions are already delivered to the cloud and have received Authorization to Operate, or ATOs, from various federal agencies. And we have strong subject matter expertise in federal government certification and accreditation process that will aid our efforts on this front.

The FedRAMP certification process could be a long road and we may not have material update to share for some time. But we believe that a FedRAMP certification could be a large growth driver for us as it would substantially expand the moat that prevents our competitors from accessing our customers. Once FedRAMP certified, we will no longer needed to obtain separate ATOs for each individual agency. A FedRAMP ATO will make our process significantly more efficient and provide greater leverage to our operating model. It's one of the many long-term projects that lend credence to our belief in the Company's positive future.

As we look to the coming year, we are optimistic about our future prospects and our ability to continue to be successful in our competitive market. We are reiterating our full-year revenue guidance of $90 million to $93 million, reflecting organic growth of 8% to 12%. We are raising our guidance for our adjusted EBITDA range to $2.75 million to $3.5 million, which is an improvement over 2018 and reflects additional investment in sales and marketing and product development to accelerate our topline and bottom line improvements in the years ahead. We do not intend to give quarterly guidance as our goal is to make a focus on our full-year financial results and long-term objectives.

I again thank our entire WidePoint team for the hard work they have done and continue to do. I also thank our loyal and patient shareholders for trusting us with this mission. We are excited about the position we are in and our outlook for the rest of 2019 and beyond, and we look forward to updating all of you on our next call.

With that covered, we are ready to take questions from our major shareholders and analysts. Operator, will you please open the call for questions?

Operator
Thank you. [Operator instructions]. Our first question comes from the line of Mike Crawford with B. Riley FBR. Please proceed with your question.

Q: Thank you. Jin, in regards to recompetes that you see as opportunity to increase margin as well as potential threat in case you don't win the recompete, even though your customers are satisfied, so which other ones in addition to DHS, in particular, should we look out for this year?

Jin Kang - President and Chief Executive Officer
Yes. So in terms of our recompetes, I think the DHS CWMS BPA is probably the most important project and contract for us to win. It is a material contract and it represents a significant amount of our revenues. And so this is a must win for us. Of course, when we go into any type of recompete, there are risks associated with it. However, I think we are positioned well. As you said in your question, we had very good past performance with our customers. We also have certification and accreditations that our competitors cannot say that they have.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

And through the years, we had various other contracts that do come up for recompete and there's always risks that some competitors may come in and lowball the RFP process, but we always encourage our customers to go the route of best value to the government and best value to the enterprise. And so a lot of times, the low cost bids do not necessarily win. So we've been continuing to push our certification and accreditation as our differentiator.

There's also things like 5-way compliance, which is access to our system for Americans with Disabilities Act. We have to meet that. There's also Federal Information Systems Management Act, FISMA Moderate for protecting personally identifiable information. So I think we have a lot of differentiator aside from all of the technical capabilities that our portal has. So I hope I answered your question.

Q: Yes. Well, thanks. I mean I guess that leads to a further one. I don't think we've seen the RFP yet, but when it comes out, will we then know whether it's going to be competed on a lowest cost technically acceptable basis or best-value basis?

Jin Kang - President and Chief Executive Officer
Absolutely. If you are monitoring what they call the FedBizOpps or FBO.gov, you will see the RFP come out. An update on that note is that there was an RFP that was issued two weeks ago. We did provide input into the RFI. It was at the very high level. They talk about the Company's history, the address, points of contact, and they also ask for like a two-page summary of our capabilities.

And so what we have been doing in the lead up to this RFI is to continue to talk with our current customers to let them know that some of the things that they need to ask for are, again, the certifications, the capabilities, and we've been seeding that information. The good news is that a lot of our customers will be sitting on the Source Selection Board, so they will be very familiar with our capabilities.

But yes, the short answer is, in the RFP and usually in Section, I believe, Section M, which is as in Mike, Michael, it shows the evaluation criteria, and in there, it will define specifically whether it's going to be low cost or at low cost technically acceptable or best-value.

Q: Right. So the RFI issued, but the RFP is not issued yet. That's maybe expected in the next few months?

Jin Kang - President and Chief Executive Officer
Correct.

Q: Right, okay.

Jin Kang - President and Chief Executive Officer
Right. So the RFP has not been issued. And I figured maybe towards the end of the summer is what we're looking at.

Q: Okay. That makes sense. Thanks. And then, I think Jason, you've done a lot of work to increase your visibility within channels, especially in the commercial side. I mean I guess additionally with system integrators on the federal side. But is there anything more to report there that we should look out for?

Jason Holloway - Chief Sales and Marketing Officer
No, not currently, Mike. But what we have reported previously is still holding true. So the partnership agreements that we have in place do consist of [indiscernible] Leidos as well as CDW and there are—

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

Jin Kang - President and Chief Executive Officer
General Dynamics.

Jason Holloway - Chief Sales and Marketing Officer
Yes, General Dynamics is another one, but nothing else to report currently. I mean we're always continuing to push towards it. But again, just to be clear, that's the list right now. When we have something else to offer, we will definitely be pointing it out.

Q: Okay. Thanks. And then last question for me just relates to managed services. What is it seasonally about managed services that has those going up and down? You would think there would be more of recurring revenue that grew upon itself, but it does fluctuate in the different quarters. So what is it that drives that fluctuation?

Jin Kang - President and Chief Executive Officer
So in terms of seasonality, there is absolute seasonality in our revenues. Usually, the Q1 is our slowest quarter. But seasonalities are caused by certain usage of these mobile devices. For example, FEMA, when it comes time for Hurricane season, their usage will go up and then they'll trail back down to the number of units. And so that there is some of that, also less travel by our customers overseas will also reduce the count for the managed services. And so there's things like that, that affect our managed services revenue throughout the year. And so you'll see some fluctuation, but I think the fluctuation is minimal, but I think the seasonality for managed services fee, it does fluctuate a little bit, but not a whole lot. Ian, did you have something else you want to add to that?

Ian Sparling - President Chief Executive Officer of Software Communications and WidePoint's Interim Chief Financial Officer
Yes. It’s Ian here, Mike. I think it's worth adding as well that there is an undercurrent of stability in the revenues there through our SaaS revenues. So we would have contracts to a range of customers that are month-on-month stable as you would expect in a pure SaaS environment. So there is a mix in there of seasonality with underlying stable revenues.

Q: Okay, great.

Jin Kang - President and Chief Executive Officer
Does that answer your question, Mike?

Q: Yes. It did. Thank you very much. And I’ll see you next week at our conference.

Jin Kang - President and Chief Executive Officer
Thank you. Okay. It sounds great. See you then.

Operator
[Operator instructions]. Our next question comes from the line of William Gibson with ROTH Capital Partners. Please proceed with your question.

Q: Thank you, Jin. Regarding the first quarter, you talked about more attachments for government services. What's being attached? What does that comprise of?

Jin Kang - President and Chief Executive Officer
I am sorry, say that again. I missed that.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

Q: Well, on the current quarter or the first quarter, one of the reasons for the growth was more attachments for government.

Jin Kang - President and Chief Executive Officer
Oh, yes. Yes, so the first quarter, we saw a few more orders for what they call technical refresh and accessories. I think that's what the term is. And there's a lot of equipment that goes with the smartphones and the mobile devices.

And so every now and then, the government will go through, or not just government, our customers will go through what they call a technical refresh, where they upgrade all of their mobile devices and such. And these include things like mobile to mobile devices and various other devices. And so we're talking about smartphones, we're talking about machine-to-machine devices.

Although we don't have specific application that use things like, devices like the autonomous car, for example, or baby monitors or pacemakers and such, although we don't have any specific contracts with those, those would be also included in those technical refresh sometimes. So that's what the accessories are. Did you have something to add to that, Jason?

Jason Holloway - Chief Sales and Marketing Officer
Yes, Mr. Gibson, Jason Holloway. And again, just to piggyback off what Jin said regarding the managing and the securing of the mobile devices, and the examples that I gave you earlier, just to reiterate that we're not engaged with any of those discussions with those examples that I provided earlier. All we're doing is just highlighting what we would like to include in our vision for the future.

So right now, the Company is doing a good job of consistently hitting the singles and the doubles and a homerun would be good. But again, just to be clear that nothing is imminent, but we are continuing to pursue that and make that a part of our future.

Jin Kang - President and Chief Executive Officer
So in terms of the accessories, yes, that's essentially what we're talking about. Any technical refreshes that we go through, and that causes some fluctuation as well.

Q: And then secondly, you talked about the difficulty of the difficulty of the FedRAMP authorization and push it out as much as two years. I would think with the movement to the cloud that it would come faster than that. What's the government's sense of urgency on that?

Jin Kang - President and Chief Executive Officer
Yes. So the movement into the cloud is not the hard part. The difficulty is having the processes in place and the tools in place to monitor what they call CDM, constant data monitoring. These are the requirements that we have to meet.

And not only that, after we move our systems into the cloud, each application and system must be certified and accredited in that cloud. So they have to go through that process regardless of the infrastructure.

So the infrastructure itself, like the servers and the hardware and the firewalls and the switches, they are all configured to run at the particular security level. But once you put your application into that environment, that system has to be certified, recertified and accredited specifically for that environment.

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Trading Under the Symbol: ISDR	Transcript: WidePoint Corporation First Quarter 2019 Earnings Call May 14, 2019

And the advantage that we have is, is that we've already met those certification accreditation requirements for our systems in our environment. So now by moving our system into a certified environment, it short-circuited a lot of the certification and accreditation process of that has to happen, if that makes sense.

Q: No, it does make sense. Thank you.

Jin Kang - President and Chief Executive Officer
Yes. It's a huge deal for us.

Operator
At this time, this concludes our question-and-answer session. And if your question was not taken, please contact WidePoint's IR team at wyy@gatewayir.com. I'd now like to turn the call over to Mr. Jin Kang for his closing remarks.

Jin Kang - President and Chief Executive Officer
Thank you, operator. We appreciate everyone taking the time to join us today. As the operator mentioned, if there were any questions we did not address today, please contact our IR team. You can find their contact information at the bottom of today's earnings release. Thank you again and have a great evening. We look forward to connecting with you again on our next call.

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